Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GMR Solutions Inc.

May 14, 2026

* * * * *

The present name of the corporation is GMR Solutions Inc. (the “Corporation”). The Corporation was incorporated under the name “Apache Buyer Corp.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 9, 2015 (as amended and/or restated prior to the date hereof, the “Existing Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Existing Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended from time to time, the “DGCL”) and by the written consent of its stockholders in accordance with Section 228 of the DGCL. The Existing Certificate of Incorporation is hereby amended, integrated and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is GMR Solutions Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, County of New Castle, Wilmington, DE 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

The Corporation is, and shall endeavor to take all action necessary to maintain status as, a “citizen of the United States” as the term is defined in Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as may be amended from time to time, or in any similar legislation of the United States enacted in substitution or replacement thereof, and as interpreted by the Department of Transportation, its predecessors and successors (any such citizen of the United States, a “Citizen of the United States”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,750,000,000 shares, all of which shares shall be divided into two classes as follows:

1,500,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of which (a) 1,200,000,000 shares shall be a series designated as Class A Common Stock (the “Class A Common Stock”) and (b) 300,000,000 shares shall be a series designated as Class B Common Stock (the “Class B Common Stock”); and

250,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

For the avoidance of doubt, the Class A Common Stock and the Class B Common Stock shall be two separate series of Common Stock and shall not be deemed to be separate classes of capital stock.

A.            Blank Check Preferred Stock Authorized. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B.            Common Stock.

1.             Voting Rights. Except as otherwise expressly provided herein or required by applicable law, each holder of record of Class A Common Stock, as such, shall have one vote for each share of Class A Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise expressly provided herein or required by applicable law, shares of Class B Common Stock shall have no voting rights, and shall not entitle the holders thereof to any vote at any meeting of stockholders, with respect to any matter. The holders of shares of Common Stock shall not have cumulative voting rights. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

2.             Conversion of Class B Common Stock.

a)            Upon any Transfer by a Class B Stockholder of shares of Class B Common Stock to any Person other than a Permitted Transferee of such Class B Stockholder, the shares of Class B Common Stock so Transferred shall automatically, without any further action by such Class B Stockholder and as a condition to the effectiveness of such Transfer, convert into one fully paid and nonassessable share of Class A Common Stock.

b)            The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock in accordance with this Section (B)(2) of Article IV and the general administration of this dual series stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock. A determination by the Board of Directors that a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding to the fullest extent permitted by applicable law.

c)            In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section (B)(2) of Article IV, such conversion(s) shall be deemed to have been effective immediately prior to the close of business at the time that the Transfer of such shares occurred under Section (B)(2)(a) of Article IV (provided that, notwithstanding anything to the contrary herein, if (x) any record date for determining the stockholders entitled to vote or consent to any matter shall have been fixed with respect to any proposal on which stockholders are entitled to vote or provide consent, (y) the conversion of any shares of Class B Common Stock to shares of Class A Common Stock shall not have been registered on the books and records of the Corporation as of such record date, the shares of Class A Common Stock issued upon the conversion of such shares of Class B Common Stock shall have no voting rights on such proposal or matter, even if the conversion is deemed to have occurred prior to such record date). Upon any conversion of shares of Class B Common Stock to Class A Common Stock pursuant to this Section (B)(2) of Article IV, all rights of the holder of such shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s) representing the shares of Class A Common Stock) are to be issued shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such shares of Class B Common Stock were converted. Notwithstanding anything to the contrary in Section (B)(2) of Article IV, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of Section (B)(2) of Article IV occurs after the record date for the determination of the Class B Stockholders entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the Class B Stockholders as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock, such shares of Class B Common Stock shall automatically be converted to shares of Class A Common Stock, on a one-to-one basis.

d)            The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock pursuant to this Section (B)(2) of Article IV, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

3.             For purposes of this Section (B)(2) of Article IV, references to:

a)            “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person. Notwithstanding the foregoing, the Corporation, its subsidiaries and its other controlled Affiliates shall not be considered Affiliates of any of the Class B Stockholders or any of such Class B Stockholders’ Affiliates (other than the Corporation, its subsidiaries and its other controlled Affiliates). The term “Affiliated” has a meaning correlative to the foregoing.

b)            “Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock issued at or prior to the IPO Date (as defined below), (ii) the registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the IPO Date (including, without limitation upon exercise of options or warrants and settlement of restricted stock units) or (iii) a Permitted Transferee of the foregoing registered holders in clauses (i) and (ii).

c)            “Permitted Transferee” means, with respect to any Class B Stockholder, (i) any of its controlled Affiliates or (ii) an Affiliated private equity fund of such stockholder that remains such an Affiliate or Affiliated private equity fund of such Class B Stockholder.

d)            “Transfer” means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including by merger, consolidation, statutory conversion, domestication or transfer, share exchange, business combination or otherwise. A Transfer shall also include, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership). Notwithstanding the foregoing, the following shall not be considered a Transfer: (i) granting a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors (or any committee thereof) in connection with actions to be taken at an annual or special meeting of stockholders of the Corporation or by written consent in lieu of a meeting of stockholders of the Corporation; (ii) pledging shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a Transfer; or (iii) entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a merger, consolidation, conversion, transfer, asset transfer, asset acquisition or any other transaction approved by the Board of Directors or any committee thereof.

C.            Except as otherwise required by law, holders of any series of Preferred Stock, as such, shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

D.            Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of the Corporation, dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

E.             Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

F.             The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus, in the case of the Class A Common Stock, the number of shares of Class A Common Stock issuable upon a conversion of all then outstanding shares of Class B Common Stock) by the requisite vote of the stockholders entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is expressly required therefor pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

G.            All (x) shares of capital stock of, or other equity interests in, the Corporation, (y) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, or (z) options, warrants or other rights to acquire the securities described in clauses (x) and (y), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, “Voting Equity Securities”) shall be subject to the following limitations:

1.             Non-Citizen Voting and Ownership Limitations.

a)            In no event shall persons or entities who fail to qualify as a Citizen of the United States, including any agent, trustee or representative of such persons or entities (a “Non-Citizen”), be entitled to own (beneficially or of record) and/or control more than 24.9% of the aggregate votes of all outstanding Voting Equity Securities of the Corporation (the “Voting Cap Amount”).

b)            The restrictions imposed by the Voting Cap Amount shall be applied pro rata among the holders of Voting Equity Securities who fail to qualify as Citizens of the United States based on the number of votes to which the underlying Voting Equity Securities are entitled. Notwithstanding anything herein to the contrary, in the event that Non-Citizens shall own (beneficially or of record) or have voting control over any Voting Equity Securities with respect to any proposal or matter to be acted upon by the stockholders, the voting rights and powers of such persons shall be automatically reduced pro rata among the Non-Citizen holders of Voting Equity Securities entitled to vote thereon.

2.             Beneficial Ownership Inquiry.

a)            The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders of the Corporation in connection with the annual meeting (and any special meeting) of the stockholders of the Corporation, or otherwise) require a Person that is a holder of record of Voting Equity Securities or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of Voting Equity Securities to, as applicable, certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such Person) that, to the knowledge of such Person, the number and class or series of Voting Equity Securities owned of record or that are Beneficially Owned by such Person that are owned or controlled by Persons who are Non-Citizens are as set forth in such certification.

For the avoidance of doubt, affirmative certification with respect to any such inquiry shall only be provided by Non-Citizens. Certification from any Person who is a holder of record or who Beneficially Owns Voting Equity Securities shall not be required in response to any such inquiry if all such Voting Equity Securities are owned and controlled only by Citizens of the United States.

b)            With respect to any Voting Equity Securities identified by such Person in response to Section G(2)(a) of this Article IV, the Corporation may require such Person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article IV.

c)             For purposes of this Section G(2) of Article IV, references to:

(1)            “Beneficial Ownership” and “Beneficially Owned” means beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(l)(i) thereof) under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)            “Person” means any person or entity of any nature whatsoever, including an individual, a corporation, a limited liability company, a partnership, a trust or other entity.

3.             Enforcement of Cap Amounts. The Bylaws (as defined below) shall contain provisions to implement this Section G of Article IV, including, without limitation, provisions restricting or removing voting rights as to shares of Voting Equity Securities owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors (or any committee of the Board of Directors or officer of the Corporation pursuant to which the Board of Directors has delegated authority to make such determinations) shall be conclusive and binding as between the Corporation and any stockholder to the fullest extent permitted by applicable law.

4.             Legend for Voting Equity Securities. Each certificate or other representative document for Voting Equity Securities (including each such certificate or representative document for Voting Equity Securities issued upon any permitted transfer of Voting Equity Securities) shall contain a legend in substantially the following form:

“THE TYPE OF EQUITY SECURITIES REPRESENTED BY THIS CERTIFICATE/REPRESENTATIVE DOCUMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OWNERSHIP, AND RESTRICTIONS ON VOTING, WITH RESPECT TO TYPE OF EQUITY SECURITIES HELD BY PERSONS OR ENTITIES THAT FAIL TO QUALIFY AS “CITIZENS OF THE UNITED STATES” AS SUCH TERM IS DEFINED BY RELEVANT LEGISLATION. SUCH RESTRICTIONS ARE CONTAINED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AND THE BYLAWS OF THE CORPORATION, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME. A COMPLETE AND CORRECT COPY OF SUCH RESTATED CERTIFICATE OF INCORPORATION AND SUCH BYLAWS SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF SUCH SHARES OF TYPE OF EQUITY SECURITIES UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A.            For so long as KKR (as defined below) beneficially owns, in the aggregate, at least 30% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, by the affirmative vote of the requisite holders of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon required by applicable law. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, at any time when KKR beneficially owns, in the aggregate, less than 30% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, and any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, Article IX and Article X. For the purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

B.            The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the amended and restated bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Amended and Restated Certificate of Incorporation. For so long as KKR beneficially owns, in the aggregate, at least 30% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class, classes or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or by applicable law, the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, at any time when KKR beneficially owns, in the aggregate, less than 30% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class, classes or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or by applicable law, the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A.            Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation relating to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors and subject to the applicable requirements of the Amended and Restated Stockholders’ Agreement, dated as of May 12, 2026 (in the form set forth in Annex A hereto and as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), the total number of directors constituting the whole Board of Directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Class A Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the total number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office prior to the IPO Date to their respective class.

B.            Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the Stockholders Agreement, by and among the Corporation, certain affiliates of Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates and subsidiaries and its and their successors and assigns (other than the Corporation and its subsidiaries), collectively, “KKR”) and other parties party thereto, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring on the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be), even if less than a quorum, by any sole remaining director or by the stockholders; provided, however, that at any time when KKR beneficially owns, in the aggregate, less than 30% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority of the directors then in office (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be), even if less than a quorum, or by any sole remaining director (and not by the stockholders). Notwithstanding the foregoing, any vacancy occurring as a result of the death, resignation, removal or disqualification of a director nominated by KKR (“KKR Nominee”) shall be filled solely by KKR pursuant to the Stockholders Agreement. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C.            Subject to rights granted to KKR under the Stockholders Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of the holders of a majority in voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that at any time when KKR beneficially owns, in the aggregate, less than 30% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more such series, as the case may be) may be removed only for cause and only by the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. Notwithstanding anything to the contrary herein, for so long as KKR is entitled to nominate a KKR Nominee, (i) no KKR Nominee shall be removed as a director without, in addition to any vote required herein or by applicable law, the affirmative vote of the holders of a majority of the outstanding shares beneficially owned by KKR and (ii) any KKR Nominee shall cease to be qualified as, and shall cease to be, a director upon delivery by KKR of a written instrument advising that such KKR Nominee shall cease to serve as a KKR Nominee.

D.            Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E.             During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith automatically terminate, the person or persons serving as such additional directors shall automatically cease to be qualified to serve as a director and shall automatically cease to be a director and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VII

limitation of director and officer liability

A.            To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. All references in this Article VII to a director shall be deemed to refer to such other person or persons, if any, who pursuant to a provision of this Amended and Restated Certificate of Incorporation in accordance with Section 141(a) of the DGCL exercise or perform any of the powers or duties otherwise conferred upon the Board of Directors by the DGCL.

B.            Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGs OF STOCKHOLDERS

A.            At any time when KKR beneficially owns, in the aggregate, at least 30% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable procedures of the DGCL. At any time when KKR beneficially owns, in the aggregate, less than 30% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of Preferred Stock.

B.            Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairperson of the Board of Directors or the lead director of the Board of Directors (the “Lead Director”), if any; provided, however, that at any time when KKR beneficially owns, in the aggregate, at least 30% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Lead Director, if any, at the request of KKR.

C.            An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE IX

competition and corporate opportunities

A.            In recognition and anticipation that (i) certain directors, principals, members, officers, associated funds, employees and/or other representatives of KKR and its Affiliates may serve as directors, officers or agents of the Corporation, (ii) KKR and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of KKR, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith, subject to the provisions set out in the Stockholders Agreement.

B.            To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for (i) KKR or any of its Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) and the Corporation or any of its Affiliates, except as provided in Section (D) of this Article IX.

C.            Without limiting the foregoing, but subject to Section (D) of this Article IX, the Corporation and its Affiliates do not have any rights in and to (and hereby renounce any interest or expectancy in) the business ventures of any Identified Person, or the income or profits derived therefrom, and the Corporation agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Corporation or may employ or otherwise engage any officer or employee of the Corporation.

D.            Notwithstanding the foregoing, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) or (C) of this Article IX shall not apply to any such corporate opportunity.

E.             In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

F.             For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of KKR, any Person that, directly or indirectly, is controlled by KKR, controls KKR, or is under common control with KKR, and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any Person that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

G.            To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

dgcl section 203 and business combinations

A.            The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B.            Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.	prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

2.	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.	at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C.            For purposes of this Article X, references to:

1.	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.	“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)	any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)	any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)	any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)	any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.	“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.	“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include or be deemed to include, in any case, (a) KKR, any KKR Direct Transferee, any KKR Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that in the case of the foregoing clause (b), such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6.	“KKR Direct Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any of KKR or any of its respective affiliates or successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

7.	“KKR Indirect Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any KKR Direct Transferee or any other KKR Indirect Transferee beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

8.	“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)	beneficially owns such stock, directly or indirectly; or

(ii)	has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

9.	“person” means any individual, corporation, partnership, unincorporated association or other entity.

10.	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

11.	“voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XI

MISCELLANEOUS

A.            If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent permitted by law, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B.            The provisions of Annex A shall be operative provisions of this Amended and Restated Certificate of Incorporation solely to the extent incorporated by reference in this Amended and Restated Certificate of Incorporation (excluding, for such purpose, Annex A). Notwithstanding anything to the contrary herein, for so long as the Stockholders’ Agreement is in effect, (a) KKR and its affiliates shall have and may exercise all such rights conferred upon them under the Stockholders’ Agreement to the fullest extent permitted by applicable law, including the right to nominate KKR Nominees and to appoint any director that is a KKR Nominee to any committee of the Board of Directors, (b) the total number of directors constituting the Board of Directors shall not be less than the minimum number of directors that KKR and its affiliates are entitled to and actually so designate thereunder, and (c) the total number of directors constituting the Board of Directors in effect at any time shall be automatically increased to the extent required to give effect to the exercise of rights of KKR and its affiliates to nominate, appoint or cause the appointment of a director nominee KKR and its affiliates are entitled to nominate or appoint. From and after the time the Stockholders Agreement is terminated in accordance with its terms, this Amended and Restated Certificate of Incorporation shall be deemed to be automatically amended to eliminate the Stockholders Agreement from Annex A and all references to the Stockholders Agreement or the provisions thereof as are set forth herein. Notwithstanding anything herein to the contrary, with respect to any amendment to this Amended and Restated Certificate of Incorporation that solely amends Annex A hereto to reflect any amendment and/or restatement of the Stockholders’ Agreement effected in accordance with the terms of such Stockholders’ Agreement, the holders of Common Stock whose consent or approval is required to effect such amendment and/or restatement to the Stockholders’ Agreement pursuant to the terms thereof shall be the sole and exclusive holders of Common Stock, as such, entitled to vote on such amendment to this Amended and Restated Certificate of Incorporation and all other holders of Common Stock, as such, shall have no voting power on such amendment to this Certificate of Incorporation. Any such amendment may be approved by the consent of such stockholders in lieu of a meeting.

For purposes of this Article XI, “affiliate” shall mean in respect of KKR, any Person that, directly or indirectly, is controlled by KKR, controls KKR, or is under common control with KKR, and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any Person that is controlled by the Corporation).

B.            Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction, another state or federal court (as appropriate) located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including any claims under the Securities Act of 1933, as amended, and the Exchange Act. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section (B) of Article XI.

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IN WITNESS WHEREOF, GMR Solutions Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on the date first set forth above.

GMR SOLUTIONS INC.

By:	/s/ Thomas A. A. Cook
Name:	Thomas A.A. Cook
Title:	Executive Vice President, General Counsel and Secretary

Annex A

[Omitted]

A-1